Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC. REPORTS 2020 RESULTS

KAPALUA RESORT, Hawaii, March 1, 2021 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $2.6 million, or $(0.14) per share, for the year ended December 31, 2020. This compares to a net loss of $10.4 million, or $(0.54) per share, for 2019. The Company reported revenues of $7.5 million and $10.0 million for 2020 and 2019, respectively.

For the fourth quarter of 2020, the Company recognized a net loss of $0.7 million, or $(0.04) per share. In 2019, the Company recognized a net loss of $9.1 million or $(0.47) per share for the fourth quarter. Operating revenues totaled $ 2.1 million and $2.5 million during the fourth quarters of 2020 and 2019, respectively.

In 2020, the disruption of the COVID-19 pandemic on global and national economies, as well as restrictions on travel and public gatherings, significantly impacted tourism activity on the island of Maui. As a result, operating revenues from our real estate leases and club membership program declined for the year and quarter ended December 31, 2020. The reduction in commercial rental income and club revenues were offset by the recovery of cash collateral related to an owner-controlled insurance program held by a dissolved investment entity and the sale of a 5.1-acre parcel in West Maui to the County of Maui for expanded storage capacity for its Lahaina wastewater system.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2020 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About MAUI LAND & PINEAPPLE COMPANY, INC. (NYSE:MLP)

Maui Land & Pineapple Company, Inc. is a landholding and operating company. The Company’s segments include Real Estate, which consists of land planning and entitlement, development and sales activities of its landholdings on Maui; Leasing, which includes residential, resort, agricultural, commercial, and industrial land and property leases, licensing of its registered trademarks and trade names, management of potable and non-potable water systems, and stewardship and conservation efforts; and Resort Amenities, which includes the operations of the Kapalua Club, a private, non-equity club providing its members special programs, access and other privileges at certain of the amenities at the Kapalua Resort. The Company owns approximately 23,000 acres of land on Maui on which it operates the Kapalua Resort community.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Years Ended December 31,		Three Months Ended December 31,
	2020	2019	2020 (unaudited)	2019 (unaudited)
	(in thousands except per share amounts)
OPERATING REVENUES
Real estate	$772	$915	$599	$244
Leasing	5,948	8,148	1,328	2,027
Resort amenities and other	820	982	172	231
Total Operating Revenues	7,540	10,045	2,099	2,502

OPERATING COSTS AND EXPENSES
Real estate	600	1,185	143	282
Leasing	2,933	3,228	655	995
Resort amenities and other	1,193	1,030	300	278
General and administrative	2,445	2,254	622	470
Share-based compensation	1,632	1,732	403	386
Depreciation	1,289	1,412	318	345
Total Operating Costs and Expenses	10,092	10,841	2,441	2,756

OPERATING LOSS	(2,552)	(796)	(342)	(254)
Other income	894	-	-	-
Pension and other post-retirement expenses	(475)	(1,016)	(116)	(248)
Interest expense	(134)	(198)	(29)	(38)
Income tax expense	-	(4,999)	-	(4,999)
LOSS FROM CONTINUING OPERATIONS	(2,267)	(7,009)	(487)	(5,539)
Loss from Discontinued Operations, net of income taxes of $0	(337)	(3,357)	(253)	(3,544)
NET LOSS	(2,604)	(10,366)	(740)	(9,083)
Pension, net of income taxes of $0	(900)	1,006	(1,517)	372
TOTAL COMPREHENSIVE LOSS	$(3,504)	$(9,360)	$(2,257)	$(8,711)

LOSS PER COMMON SHARE -- BASIC AND DILUTED
Continuing Operations	$(0.12)	$(0.37)	$(0.03)	$(0.29)
Discontinued Operations	$(0.02)	$(0.17)	$(0.01)	$(0.18)
Net Loss	$(0.14)	$(0.54)	$(0.04)	$(0.47)